[GRAPHIC OMITTED]
Trailer Bridge, Inc.


CONTACT:                       -OR-            TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.                           The Equity Group Inc.
John D. McCown                                 www.theequitygroup.com
Chairman & CEO                                 Adam Prior       (212) 836-9606
(800) 554 - 1589                               Devin Sullivan   (212) 836-9608
www.trailerbridge.com
---------------------

                              FOR IMMEDIATE RELEASE
                              ---------------------

            TRAILER BRIDGE ANNOUNCES PRICING OF SENIOR SECURED NOTES
            --------------------------------------------------------

Jacksonville, FL - November 18, 2004 -- Trailer Bridge, Inc. (NASDAQ: TRBR) today announced that it had priced its offering of senior secured notes due 2011 (the "Notes"). The Notes were priced at a fixed interest rate of 9.25% and investor interest in the Notes resulted in the overall amount offered increasing to $85 million from the initial offering amount of $80 million. Interest on the Notes will be payable semiannually on May 15 and November 15 of each year. The Notes will be secured by a first priority lien on two roll-on, roll-off vessels, 53' intermodal equipment and real estate. The offering is expected to close on December 1, 2004.

Trailer Bridge expects to receive approximately $81.5 million in net proceeds from the offering of the Notes. Trailer Bridge will use the proceeds of the Notes to fund the purchase price for all of the outstanding stock of Kadampanattu Corp. ("K. Corp.") and to retire certain indebtedness of K. Corp. In addition, a portion of the proceeds will be used to retire certain indebtedness of Trailer Bridge, to acquire certain containers and chassis that are currently leased to the Company and utilized in its operations and for working capital. K. Corp. currently owns and leases to Trailer Bridge two triple-deck roll-on, roll-off barges for $7.3 million per year and holds $24 million of Trailer Bridge preferred stock that will be cancelled. As previously announced, Trailer Bridge has entered into an agreement where it can buy 100% of the common stock of K. Corp. for $32 million.

The Notes will be sold to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended ("Securities Act"), to persons outside the United States in compliance with Regulation S under the Securities Act or to institutional accredited investors within the meaning of Rule 501(a)(1), (2),
(3) or (7) of the Securities Act. The Notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include certain statements regarding the intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward looking statements involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include market conditions and risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

                                      ####